UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 12, 2011

LAPORTE BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Federal	001-33733	26-1231235
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

710 Indiana Avenue, LaPorte, Indiana	46350
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (219) 362-7511

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           On July 12, 2011, the Board of Directors (the “Board”) of LaPorte Bancorp, Inc. (the “Company”) appointed Lee A. Brady to the position of Chairman of the Board of The LaPorte Savings Bank (the “Bank”).  In connection with this appointment, Mr. Brady will continue to serve the Company and Bank as Chief Executive Officer and Paul G. Fenker will continue to serve the Company as Chairman of the Board.

(c)           On July 12, 2011, the Board appointed Michele M. Thompson to the position of President of the Company and the Bank.  Ms. Thompson will continue to serve as Chief Financial Officer of the Company and the Bank.

Ms. Thompson, age 51, has served as Chief Financial Officer and Executive Vice President of the Company since 2007, and has served as Chief Financial Officer of the Bank since 2003, Vice President since 2004 and was named Executive Vice President in 2007.  Ms. Thompson has more than 30 years of banking experience.  Ms. Thompson is a graduate of Ball State University and holds a Master’s of Business Administration from Indiana University South Bend.

(e)           On July 12, 2011, the Board of Directors of the Bank entered into an amendment to the employment agreements with Mr. Brady and Ms. Thompson to reflect their new positions with the Bank.  The foregoing description of the amendments are qualified in their entirety by reference to the amendments that are attached hereto as Exhibits 10.1 and 10.2 of this Current Report and incorporated by reference into this Item 5.02.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits:

Exhibit Number	Description

Exhibit 10.1	Amendment to Employment Agreement for Lee A. Brady

Exhibit 10.2	Amendment to Employment Agreement for Michele M. Thompson

Exhibit 99.1	Press Release dated July 12, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAPORTE BANCORP, INC.
DATE: July 12, 2011	By:	/s/ Lee A. Brady
Lee A. Brady
Chief Executive Officer